Exhibit 99

SWIFT ENERGY ANNOUNCES RECORD FIRST QUARTER:

   EARNINGS INCREASE 45% TO $37.3 MILLION,
   --------------------------------------

   EARNINGS PER SHARE OF $1.24 PER DILUTED SHARE, AND
   --------------------------------------------------

   CASH FLOW* OF $91.6 MILLION, OR $3.05 PER DILUTED SHARE
   -------------------------------------------------------

HOUSTON, May 4, 2006 - Swift Energy Company (NYSE: SFY) announced today a net income record of $37.3 million for the first quarter of 2006, or $1.24 per diluted share, a 45% increase compared to $25.7 million in net income, or $0.89 per diluted share, earned in the first quarter of 2005. Adjusted cash flow from operations (*cash flow before working capital changes, a non-GAAP measure - see page 6 for reconciliation to net cash provided by operating activities of $83.9 million) increased 41% to $91.6 million, or $3.05 per diluted share, compared to $65.1 million, or $2.26 per diluted share, for the first quarter of 2005.

Production increased 7% for the first quarter of 2006 to a record 16.6 billion cubic feet equivalent ("Bcfe") from the 15.5 Bcfe produced in the first quarter of 2005 and increased 13% sequentially from the 14.7 Bcfe produced in the fourth quarter of 2005. First quarter 2006 production included record domestic production of 12.8 Bcfe, a 16% increase, and 3.8 Bcfe produced in New Zealand, a 16% decrease, in both cases when compared to production in the same period in 2005.

Terry Swift, CEO of Swift Energy, commented, "The principal goal for this year is to add shareholder value by meeting our production and reserves targets. We have highly qualified teams of oil and gas professionals committed to our corporate goals. Our oil and gas teams are evaluating strategic acquisitions and generating additional prospects from our 3-D based data sets for us to target in 2006 and beyond. Swift Energy's record performance in the first quarter leads us to believe that 2006 will be an exceptional year."

Revenues and Expenses

Total revenues for the first quarter of 2006 increased 42% to $136.2 million from the $95.6 million of revenues generated in the first quarter of 2005. This increase is attributable to Swift Energy's increased levels of production and higher commodity prices.


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

Lease operating expenses, before severance and ad valorem taxes, were $0.87 per thousand cubic feet equivalent ("Mcfe") in the first quarter 2006, an increase of 22% compared to $0.71 per Mcfe for these expenses in the first quarter of 2005. The increase was predominately due to increased insurance expenses and general industry inflation. General and administrative expenses increased to $0.46 per Mcfe during the first quarter 2006 from $0.31 per Mcfe in the same period in 2005. This increase was primarily attributable to the first-time expensing of stock-based incentive compensation under SFAS No. 123(R) and to increased staffing levels. Depreciation, depletion and amortization expense of $2.13 per Mcfe in the first quarter 2006 increased from $1.56 per Mcfe in the comparable period in 2005 primarily as a result of increased estimates for future development costs, and additional capital expenditures during the last twelve months. Interest expense per unit decreased 14% to $0.35 per Mcfe in the first quarter 2006 compared to $0.41 per Mcfe for the same period in 2005. Also, severance and ad valorem taxes were up appreciably to $0.89 per Mcfe from $0.59 per Mcfe in the comparable periods due to higher commodity prices and the higher severance tax rates, resulting from Swift Energy's increased crude oil production in Louisiana and the commensurate higher severance tax rate on Louisiana crude oil.

Production & Pricing

Swift Energy's first quarter 2006 production totaled a record 16.6 Bcfe, an increase of 7% from the 15.5 Bcfe produced in the same quarter of 2005, and an increase of 13% when compared to production in the fourth quarter of 2005. First quarter 2006 domestic production increased 16% to a record 12.8 Bcfe from the
11.0 Bcfe produced in the same quarter in 2005 primarily due to increased production from the Lake Washington area. First quarter production was also 16% higher than production in the fourth quarter 2005 principally due to the hurricane interruptions in the 2005 period. First quarter 2006 New Zealand production of 3.8 Bcfe decreased 16% from production in the same quarter in 2005 and increased 4% from levels in the previous quarter.

In the first quarter of 2006, Swift Energy realized an aggregate global average price of $8.14 per Mcfe, an increase of 32% from first quarter 2005 price levels, when the price averaged $6.16 per Mcfe. Domestically, the Company realized an aggregate average price of $9.25 per Mcfe, an increase of 32% over the $6.99 received in the first quarter of 2005. In the first quarter of 2006, average domestic crude oil prices increased 28% to $60.56 per barrel from $47.20 per barrel realized in the same period in 2005. For the same periods, average domestic natural gas prices of $7.42 per thousand cubic feet ("Mcf") increased 37% from the $5.41 per Mcf domestic average a year earlier. Prices for natural gas liquids ("NGL") domestically averaged $39.75 per barrel in the first quarter, a 25% increase over first quarter 2005 NGL prices.

In New Zealand, Swift Energy realized an average price of $4.41 per Mcfe in the first quarter 2006, a 7% increase over the $4.13 average received in the first quarter 2005. The Company's New Zealand based McKee blend crude oil sold for an average $64.13 per barrel compared to $51.68 per barrel in the same period in 2005. Meanwhile, the Company had a average realized price of $2.91 per Mcf for its New Zealand natural gas in the first quarter of 2006, an 8% decrease from the $3.17 per Mcf received in the comparable 2005 period, and its NGL contracts yielded an average price of $16.68 per barrel for the first quarter 2006 compared to $17.80 per barrel in the first quarter of 2005 or a 6% decrease. The lower New Zealand natural gas and NGL prices are a function of being denominated in New Zealand dollars, which declined in the first quarter against the U.S. dollar.


                                     -more-

Operations Update

Swift Energy successfully completed 16 of 19 wells in the first quarter of 2006. Domestically, the Company completed 13 of 15 development wells for a success rate of 87% for the quarter. In the Company's South Louisiana region, Swift Energy successfully completed six of seven development wells, with 4 of 5 being completed in the Lake Washington area in Plaquemines Parish, Louisiana and one each in Bay de Chene in Lafourche Parish and Cote Blanche Island in St Mary Parish. The Company successfully completed six development wells targeting the Olmos sand in its AWP area and was unsuccessful on a shallow exploration well targeting the Government Wells sand in the same AWP Olmos area in McMullen County, Texas. Swift Energy successfully drilled and completed a development well in South Bearhead Creek in Beauregard Paris, Louisiana, and it is waiting on a flowline to begin production.

In New Zealand, the Company drilled and completed three of four wells in the first quarter of 2006. Two of these wells targeted the shallow Manutahi Sand, with the Company recording one successful development well and one unsuccessful exploration well. Also, the Company was successful on the Kauri-E11 well, which is currently undergoing production testing in the Tariki sand. In the TAWN area, the Trapper exploration well is undergoing testing in deeper zones to determine prospectivity.

Swift Energy currently has three wells waiting to be completed in the Lake Washington area. The Company currently has four barge rigs operating in its southern Louisiana region with two currently in Lake Washington and two operating in the Cote Blanche Island area. The Company also has a rig operating in the AWP Olmos area, and one rig operating in the Brookeland area in Newton County, Texas. The Company's recently announced Endeavor Prospect in Alaska, a joint venture with Aurora Gas LLP, has been spudded. The Company has two rigs operating in New Zealand and is drilling a development well targeting the Kauri sand and the Goss exploration well targeting several deep horizons of interest.

Several significant production facility upgrades in Lake Washington were completed in the first quarter of 2006, allowing for increased production capacity from the field. Cote Blanche Island Field repairs, resulting from hurricane damage last year, should be substantially completed in the second quarter.

As previously reported, Swift Energy sold its minority interest in the natural gas processing plant and related infrastructure that serves the Brookeland and Masters Creek fields for $20.3 million. Swift Energy negotiated a new marketing agreement with the purchaser at the time of the sale that allows for generally comparable commercial terms for all of the Company's natural gas and liquids processed by the plant in the future.

Swift Energy increased its capital spending budget by $25 to $50 million to keep pace with continued cost pressures in the current high commodity price environment. Swift Energy's 2006 capital budget now stands at $325 million to $375 million, net of dispositions.

In New Zealand, the production processing facilities at TAWN underwent regularly scheduled maintenance in April 2006, and as a result, production levels were reduced for about fourteen days. Further preventive maintenance is also planned at the Rimu Production Station later in the second quarter. This routine plant maintenance and the projected volumes in the crude oil liftings in the second quarter, are reducing expected New Zealand production sales in the second quarter 2006.



                                     -more-

Borrowing Base

After a regular semi-annual review by its bank group, Swift Energy's borrowing base was recently reaffirmed at $250 million effective May 1, 2006. The Company, however, is continuing to maintain the commitment amount at $150 million. Under the terms of its credit facility, the Company can increase the commitment amount up to the total amount of the borrowing base at its discretion. Price Risk Management

Swift Energy also announced that since its last price risk management update on February 23, 2006, it has continued to enter into price risk management transactions and reports the following current positions. The Company now has approximately 5% to 10% of its estimated second quarter domestic crude oil production sold at an average NYMEX strike price of $69.81 per barrel. The Company has also purchased floors that cover 675,000 barrels of crude production in the third quarter at a NYMEX strike price of $65.00 per barrel. Future crude oil sales will include transportation charges or crude oil quality differentials that could result in price reductions ranging from $3.25 to $4.25 per barrel.

Details of Swift Energy's complete price risk management activities can be found on the Company's website (www.swiftenergy.com).

Earnings Conference Call

Swift Energy will conduct a live conference call today, May 4, at 9:00 a.m. CDT to discuss first quarter 2006 financial results. To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on May 4 until May 12, by dialing 973-341-3080 and using pin #7210067. Additionally, the conference call will be available over the Internet by accessing the Company's website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company's website.

Annual Shareholder Meeting

Swift Energy's Annual Meeting of Shareholders will be held at 4:00 p.m. CDT on Tuesday, May 9, 2006, at the Wyndham Greenspoint Hotel in Raphael Salon C, 12400 Greenspoint Drive, Houston Texas 77060. The public is invited to attend to hear management's discussion of 2006 opportunities.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Louisiana, Texas and most recently Alaska, as well as oil and natural gas reserves in New Zealand. Over the Company's 26-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

This press release includes  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty of finding, replacing, developing or acquiring reserves; adequate availability of skilled personnel, services and supplies, hurricanes or tropical storms affecting operations, and volatility in oil or gas prices. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.


                                     -more-

                              SWIFT ENERGY COMPANY
                          SUMMARY FINANCIAL INFORMATION
                                   (Unaudited)
         (In Thousands Except Production, Per Share, and Price Amounts)

                                                                     Three Months Ended
                                                                          March 31,
                                                                       2006          2005       Percent
                                                                       ----          ----       Change
                                                                                                -------
Revenues:
Oil & Gas Sales                                                        $134,953    $  95,521       41%
Other                                                                  $  1,216           99       NM
                                                                       --------    ---------
Total Revenue                                                          $136,169    $  95,621       42%

Net Income                                                             $ 37,315    $  25,689       45%

Basic EPS                                                              $   1.28    $    0.91       41%

Diluted EPS                                                            $   1.24    $    0.89       40%


Net Cash Provided By
  Operating Activities                                                 $ 83,900    $  64,652       30%

Net Cash Provided By
  Operating Activities, Per Diluted Share                              $   2.80    $    2.24       25%

Cash Flow Before Working Capital
   Changes(1) (non-GAAP measure)                                       $ 91,595    $  65,136       41%
Cash Flow Before Working
   Capital Changes, Per Diluted Share                                  $   3.05    $    2.26       35%

Weighted Average Diluted
  Shares Outstanding                                                     29,996       28,813        4%

EBITDA(1) (non-GAAP measure)                                             99,334    $  70,495       41%

Production (Bcfe):                                                         16.6         15.5        7%
  Domestic                                                                 12.8         11.0       16%
  New Zealand                                                               3.8          4.5      (16%)

Realized Price ($/Mcfe):                                                  $8.14        $6.16       32%
  Domestic                                                                $9.25        $6.99       32%
  New Zealand                                                             $4.41        $4.13        7%

(1) See reconciliation on page 6. Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions.

                    Note: Items may not total due to rounding

                                     -more-

                              SWIFT ENERGY COMPANY
                 Reconciliation of GAAP (a) to non-GAAP Measures
                                   (Unaudited)
                                 (In Thousands)

Below is a reconciliation  of EBITDA to Net Income and a reconciliation  of Cash
Flow  Before  Working   Capital  Changes  to  Net  Cash  Provided  by  Operating
Activities.

                                                                                   Three Months Ended
                                                                           Mar. 31, 2005       Mar. 31, 2005
NET INCOME TO EBITDA RECONCILIATIONS:                                      -------------       -------------
   Net Income                                                               $  37,315            $  25,689       45%
   Provision for Income taxes                                                  20,461               14,069
   Interest Expense, Net                                                        5,861                6,344
   Depreciation, Depletion & Amortization(b)                                   35,698               24,392
                                                                            ---------            ---------
   EBITDA                                                                   $  99,334            $  70,495       41%
                                                                            =========            =========


                                                                                   Three Months Ended
                                                                           Mar. 31, 2006       Mar. 31, 2005
NET CASH FLOW RECONCILIATIONS:                                             -------------       -------------

Net Cash Provided by Operating Activities                                   $  83,900            $  64,652       30%
  Changes in Assets and Liabilities:
   Increase in Accounts Receivable                                              9,799                   18
   Decrease in Accounts Payable and Accrued Liabilities                           189                1,603
   Increase in Income Taxes Payable                                             (468)                  ---
   Increase in Accrued Interest                                               (1,825)               (1,137)
                                                                            ---------            ----------
Cash Flow Before Working Capital Changes                                    $ 91,595             $  65,136       41%
                                                                            ========             ==========

(a) GAAP--Generally Accepted Accounting Principles

(b) Includes accretion of asset retirement obligation

                    Note: Items may not total due to rounding


                                     -more-

                              SWIFT ENERGY COMPANY
                        SUMMARY BALANCE SHEET INFORMATION
                                   (Unaudited)
                                 (In Thousands)


                                                                As of                            As of
                                                            March 31, 2006                 December 31, 2005
                                                            --------------                 -----------------


        Assets:
Current Assets:
  Cash and Cash Equivalents                                       $ 55,227                           $ 53,005
  Other Current Assets                                             106,958                             62,051
                                                                  --------                             ------
    Total Current Assets                                           162,186                            115,055

Oil and Gas Properties                                           1,903,151                          1,819,420
Other Fixed Assets                                                  20,674                             15,313
Less-Accumulated DD&A                                            (791,058)                          (755,699)
                                                                 ---------                          ---------
                                                                 1,132,767                          1,079,034
Other Assets                                                         9,953                             10,324
                                                                ----------                             ------
                                                                $1,304,905                         $1,204,413
                                                                ==========                         ==========

         Liabilities:
Current Liabilities                                             $  113,096                          $  98,421
Long-Term Debt                                                     350,000                            350,000
Deferred Income Taxes                                              171,171                            129,307
Asset Retirement Obligation                                         19,500                             19,095
Lease Incentive Obligation                                             975                                271
Stockholders' Equity                                               650,162                            607,318
                                                               -----------                        -----------
                                                               $ 1,304,905                        $ 1,204,413
                                                               ===========                        ===========

                    Note: Items may not total due to rounding

                                     -more-

                              SWIFT ENERGY COMPANY
                      SUMMARY INCOME STATEMENT INFORMATION
                                   (Unaudited)
                      In Thousands Except Per Mcfe Amounts


                                                          Three Months Ended                    Three Months Ended

                                                     Mar. 31, 2006          Per Mcfe       Mar. 31, 2005          Per Mcfe
                                                  --------------------  -------------   -------------------  --------------
Revenues:
  Oil & Gas Sales                                   $          134,953   $      8.14      $          95,521    $      6.16
  Other Revenue                                                  1,216          0.07                     99             --
                                                               -------          ----                 ------           -----    --
                                                               136,169          8.21                 95,621           6.16
                                                               -------          ----                 ------           ----

Costs and Expenses:
  General and administrative, net                                7,687          0.46                  4,874           0.31
  Depreciation, Depletion & Amortization                        35,406          2.13                 24,205           1.56
  Accretion of asset retirement obligation
       (ARO)                                                       292          0.02                    187           0.01
  Lease Operating Costs                                         14,394          0.87                 11,049           0.71
  Severance & Other Taxes                                       14,754          0.89                  9,203           0.59
  Interest Expense, Net                                          5,861          0.35                  6,344           0.41
                                                                 -----          ----                  -----           ----
    Total Costs & Expenses                                      78,394          4.73                 55,862           3.60
                                                                ------          ----                 ------           ----


Income before Income Taxes                                      57,775          3.48                 39,759           2.56
Provision for Income Taxes                                      20,461          1.23                 14,069           0.91
                                                                ------          ----                 ------           ----
Net Income                                          $           37,315   $      2.25      $          25,689    $      1.66
                                                                ======          ====                 ======           ====


Additional Information:
  Capital Expenditures                              $           77,963                    $          44,527
  Capitalized Geological & Geophysical              $            5,375                    $           3,443
  Capitalized Interest Expense                      $            2,128                    $           1,764
  Deferred Income Tax                               $           19,992                    $          14,069


                    Note: Items may not total due to rounding


                                     -more-

                              SWIFT ENERGY COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (Unaudited)
                                 (In Thousands)

                                                                                                 Years Ended,
                                                                                         March 31, 2006           March 31, 2005
                                                                               -         --------------           --------------
Cash Flows From Operating Activities:
    Net Income                                                                           $       37,315           $       25,689
    Adjustments to Reconcile Net Income to Net Cash
         Provided by Operating Activities -
    Depreciation, Depletion, and Amortization                                                    35,406                   24,205
    Accretion of Asset Retirement Obligation (ARO)                                                  292                      187
    Deferred Income Taxes                                                                        19,992                   14,069
    Stock-based Compensation                                                                      1,710                       96
    Other                                                                                       (3,120)                      890
    Change in Assets and Liabilities -
        Increase in Accounts Receivable,                                                        (9,799)                     (18)
        Increase (Decrease) in Accounts Payable and Accrued                                       (189)                  (1,603)
         Liabilities
        Increase in Income Taxes Payable                                                            468                      ---
        Increase in Accrued Interest                                                              1,825                    1,137
                                                                                           ------------             ------------

Net Cash Provided by Operating Activities                                                        83,900                   64,652
                                                                                           ------------             ------------

Cash Flows From Investing Activities:
  Additions to Property and Equipment                                                          (77,963)                 (44,527)
  Proceeds from the Sale of Property and Equipment                                                   46                      122
  Net Cash Distributed as Operator of Oil & Gas Properties                                      (5,588)                  (7,914)
  Net Cash Received (Distributed) as
         Operator of Partnerships and Joint Ventures                                                340                    (885)
  Other                                                                                            (48)                        5
                                                                                           ------------             ------------

Net Cash Used in Investing Activities                                                          (83,213)                 (53,198)
                                                                                           ------------             ------------
Cash Flows From Financing Activities:
  Net Proceeds from (payments of) Bank Borrowings                                                   ---                  (7,500)
  Net Proceeds from Issuance of Common Stock                                                        985                      841
  Excess Tax Benefits from stock-based Awards                                                       550                      ---
                                                                                           ------------             ------------

Net Cash (used in) Provided by Financing Activities                                               1,535                  (6,659)
                                                                                           ------------             ------------

Net Increase in Cash and Cash Equivalents                                                         2,223                    4,794

Cash and Cash Equivalents at the Beginning of the Period                                         53,005                    4,920
                                                                                           ------------             ------------

Cash and Cash Equivalents at the End of the Period                                       $       55,227           $        9,715
                                                                                          =============            =============

                    Note: Items may not total due to rounding


                                     -more-

                              SWIFT ENERGY COMPANY
                             OPERATIONAL INFORMATION
               QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
                                   (Unaudited)


                                                             Three Months Ended                      Three Months Ended
                                                             ------------------                      ------------------
                                                                                            Percent                       Percent
                                                          Mar. 31,         Dec. 31,         Change       Mar. 31,         Change
                                                          --------         --------         -------      --------         -------
                                                           2006             2005                          2005
                                                           ----             ----                          ----
Total Company Production:
   Oil & Natural Gas Equivalent (Bcfe)                     16.59            14.67               13%       15.52                7%
    Natural Gas (Bcf)                                       6.01             5.34               13%        6.26              (4%)
    Crude Oil (MBbl)                                       1,611            1,353               19%       1,321               22%
    NGL (MBbl)                                              152              202              (25%)        223              (32%)

Domestic Production:
   Oil & Natural Gas Equivalent (Bcfe)                     12.76            11.00               16%       10.98               16%
   Natural Gas (Bcf)                                        3.30             2.67               24%        3.02                9%
   Crude Oil (MBbl)                                        1,487            1,261               18%       1,184               26%
   NGL (MBbl)                                                90              127              (29%)        143              (37%)

New Zealand Production:
       Oil & Natural Gas Equivalent (Bcfe)                  3.83             3.67                4%        4.54             (16%)
   Natural Gas (Bcf)                                        2.71             2.67                2%        3.24             (16%)
   Crude Oil (MBbl)                                         124               92                34%        137              (10%)
   NGL (MBbl)                                                62               75              (17%)         80              (22%)


Total Company Average Prices:
   Combined Oil & Natural Gas ($/Mcfe)                   $     8.14       $     8.34           (2%)     $     6.16            32%
   Natural Gas ($/Mcf)                                   $     5.38       $     6.97          (23%)     $     4.25            27%
   Crude Oil ($/Bbl)                                     $    60.83       $    58.31             4%     $    47.66            28%
   NGL ($/Bbl)                                           $    30.34       $    30.83           (2%)     $    26.79            13%

Domestic Average Prices:
   Combined Oil & Natural Gas ($/Mcfe)                   $     9.25       $     9.77           (5%)     $     6.99            32%
   Natural Gas ($/Mcf)                                   $     7.42       $    10.89          (32%)     $     5.41            37%
   Crude Oil ($/Bbl)                                     $    60.56       $    58.36             4%     $    47.20            28%
   NGL ($/Bbl)                                           $    39.75       $    37.99             5%     $    31.79            25%

New Zealand Average Prices:
   Combined Oil & Natural Gas ($/Mcfe)                   $     4.41       $     4.04             9%     $     4.13             7%
   Natural Gas ($/Mcf)                                   $     2.91       $     3.05           (4%)     $     3.17           (8%)
   Crude Oil ($/Bbl)                                     $    64.13       $    57.61            11%     $    51.68            24%
   NGL ($/Bbl)                                           $    16.68       $    18.65          (11%)     $    17.80           (6%)


                                     -more-

                              SWIFT ENERGY COMPANY
                        SECOND QUARTER AND FULL YEAR 2006
                               GUIDANCE ESTIMATES

                                                           Actual                 Guidance                    Guidance
                                                         For First               For Second                   For Full
                                                        Quarter 2006            Quarter 2006                 Year 2006
Production Volumes (Bcfe)                                   16.6                16.0 - 16.8                 68.0 - 70.5
    Domestic Volumes (Bcfe)                                 12.8                12.8 - 13.3                 53.0 - 55.0
    New Zealand Volumes (Bcfe)                              3.8                   3.0 - 3.5                 14.0 - 16.0
Production Mix:
  Domestic
    Natural Gas (Bcf)                                       3.30                 2.9 - 3.2                  13.0 - 14.1
    Crude Oil  (MBbl)                                      1,487               1,550 - 1,575               6,000 - 6,300
    Natural Gas Liquids (MBbl)                               90                   95 - 105                   650 - 680
  New Zealand
    Natural Gas (Bcf)                                       2.71                 2.3 - 2.6                   9.6 - 11.0
    Crude Oil (MBbl)                                         124                   65 - 85                   480 - 550
    Natural Gas Liquids (MBbl)                               62                    60 - 65                   245 - 275
Product Pricing (Note 1):
Domestic Pricing:
    Natural Gas (per Mcf)
       NYMEX differential (Note 2)                        ($1.49)            ($1.00) - ($1.50)           ($1.25) - ($2.00)
    Crude Oil (per Bbl)
       NYMEX differential (Note 3)                        ($2.92)            ($3.25) - ($4.25)           ($3.00) - ($4.00)
    NGL (per Bbl)
       Percent of NYMEX Crude                               63%                  45% - 55%                   50% - 60%
New Zealand Pricing:
    Natural Gas (per Mcf) (Note 4)                         $2.91               $2.75 -- $3.00              $2.90 -- $3.15
    Crude Oil (per Bbl)
        NYMEX differential (Note 3 & 5)                    $0.65             ($2.50) - ($3.50)           ($2.50) - ($3.50)
    NGL (per Bbl)
        Contract Price (Note 6)                            $16.68              $16.50 - $17.50            $17.00 - $19.00
Oil & Gas Production Costs:
  Domestic
    Lease Operating Costs (per Mcfe)                       $0.89                $0.90  -  $0.95            $0.80 -  $0.85
    Severance & Ad Valorem Taxes
        (as % of Revenue dollars)                          11.5%                11.5% - 12.5%              10.5% - 12.0%
  New Zealand
    Lease Operating Costs (per Mcfe)                       $0.81                $0.85  -  $0.90            $0.90 - $0.95
    Government Royalty
        (as % of Revenue dollars)                           6.8%                 8.0% - 9.0%                7.0%  - 9.0%


                                     -more-

                              SWIFT ENERGY COMPANY
                        SECOND QUARTER AND FULL YEAR 2006
                               GUIDANCE ESTIMATES
                (In Thousands Except Per Production Unit Amounts)

                                                           Actual                 Guidance                  Guidance
                                                          For First              For Second                 For Full
                                                        Quarter 2006            Quarter 2006               Year 2006
Other Costs:
    G&A per Mcfe (Note 7)                                   $0.46              $0.45 -  $0.50           $0.40  -  $0.45
    Interest Expense per Mcfe                               $0.35              $0.37 -  $0.41           $0.35  -  $0.39
    DD&A per Mcfe                                           $2.13              $2.18 -  $2.23           $2.15  -  $2.25
Supplemental Information:
Capital Expenditures
    Operations                                            $ 70,460         $ 94,200 -  $103,400       $322,000 - $351,000
    Acquisition/Dispositions, net                           $ --           $(20,000 -  25,000)      $(20,000- $25,000)
Capitalized G&G (Note 8)                                   $ 5,375         $  5,100  -  $  5,500    $ 16,000 - $ 16,500
Capitalized Interest                                       $ 2,128         $  1,900  -  $  2,300    $   7,000 - $  7,500
Total Capital Expenditures                                $ 77,963         $ 81,200 -  $ 86,200       $325,000 - $375,000

Basic Weighted Average Shares                              29,072              29,100 - 29,600          29,200 - 30,200
Diluted Computation:
    Weighted Average Shares                                29,996              30,100 -  30,700        30,100  -  31,000

Effective Tax Rate (Note 9)                                 35.4%               36.0% - 37.0%            36.0% - 37.0%
Deferred Tax Percentage                                      98%                  85% - 90%                80% - 90%


Note 1: Swift Energy now maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2: Average  of  monthly  closing  Henry  Hub  NYMEX  futures  price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.
Note 3: Average of daily WTI NYMEX futures price during the calendar period reflected which best benchmarks the daily price received for the majority of domestic crude oil sales.
Note 4: Fixed contractual prices with major power generators in New Zealand, subject to currency exchange rate.
Note 5: New Zealand crude oil benchmarked to TAPIS, which is typically discounted within a $0.50 to $1.00 range of WTI NYMEX.
Note 6: Fixed contractual price with RockGas Limited in New Zealand, subject to currency exchange rate.
Note 7: SFAS 123R has been adopted in the first quarter 2006 and is included in G&A Guidance.
Note 8: Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.
Note 9: Effective Tax rate guidance does not include any New Zealand currency exchange fluctuations.

This press release includes  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty of finding, replacing, developing or acquiring reserves; adequate availability of skilled personnel, services and supplies, hurricanes or tropical storms affecting operations, and volatility in oil or gas prices. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

Company Contact
---------------
Scott A. Espenshade
Director of Corporate Development
   and Investor Relations
(281) 874-2700, (800) 777-2412

              16825 Northchase Drive, Suite 400, Houston, TX 77060
                              www.swiftenergy.com